CERTIFICATE OF REGISTRATION
No. 1545
I Hereby Certify that
Chiron Guernsey L.P. Inc.
(which has elected to have a legal personality)
which changed its name to
Centaur Guernsey L.P. Inc.
(which has elected to have a legal personality)
whose registered office is
Third Floor
Royal Bank Place
1 Glategny Esplanade
St Peter Port
Guernsey
GY1 2HJ

Was registered in the Register of Limited Partnerships of the Island of Guernsey on the
26th October 2011, having complied with the requirements for registration imposed by the Limited Partnerships (Guernsey) Law, 1995.
Greffe, Guernsey this 17th day of November 2011
Her Majesty’s Deputy Greffier